Exhibit 99.1

JIM BRADSHAW APPOINTED TO RLI BOARD OF DIRECTORS

PEORIA, ILLINOIS, July 15, 2026 – RLI Corp. (NYSE: RLI) announced today that James H. Bradshaw has been appointed to its Board of Directors. His appointment is effective July 15, 2026, and expires at RLI’s next shareholders’ meeting in May 2027, at which time he will stand for re-election.

Bradshaw is Chairman of Gallagher Re North America, a role he assumed in 2024 after more than a decade serving as Chief Executive Officer at Gallagher Re North America and its predecessor, Willis Re North America. Prior to joining Willis Re North America, Bradshaw held leadership and underwriting positions with Guy Carpenter and Chubb. He has more than 40 years of experience in insurance industry leadership, strategy and market development.

“We are pleased to welcome Jim to our Board of Directors,” said RLI Corp. Board Chairman Dave Duclos. “His extensive industry experience, strategic perspective and deep understanding of RLI’s business model will bring valuable insight to our Board and help guide RLI’s profitable growth and continued long-term success.”

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A++ “Superior” by AM Best Company. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Lisa Gates
Vice President, Marketing & Communications
309-692-1000 x5438
Lisa.Gates@rlicorp.com

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